Exhibit 21.1

SUBSIDIARIES OF

LEAP THERAPEUTICS, INC.

Subsidiary	Jurisdiction of Incorporation/Organization

GITR, Inc.	Delaware

Leap Securities Corp.	Massachusetts

HealthCare Pharmaceuticals Pty Ltd.	Australia